The transactions pursuant to the joint share transfer described in this document involve securities of a Japanese company. The joint share transfer is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of its officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the issuer may purchase securities otherwise than under the joint share transfer, such as in the open market or through privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. In the event of any conflict or discrepancy between this document and the Japanese-language original, the Japanese-language original shall prevail in all respects.

Reference Documents for Extraordinary General Meeting of Shareholders and General Meeting of Class Shareholders by Common Stock Holders — Supplementary Volume

Agenda Item 1   Approval of the Share Transfer Plan with The Aomori Bank, Ltd.

Content of Financial Statements, etc. for the Most Recent Business Year (ended March 2021) for The Aomori Bank	1
(5. Matters Regarding The Aomori Bank on p. 71 of the Convocation Notice)

Securities code: 8350

Content of Financial Statements, etc. of the Aomori Bank for the Most Recent Business Year (Year ended March 2021)

113th Term	(April 1, 2020 through March 31, 2021)	Business Report

1.	Matters Related to the Bank’s Current Situation
(1)	Progress and results of the corporate group’s business, etc.

Description of principal business

The Group comprises the Bank and five subsidiaries, and mainly engages in banking business while also carrying on business regarding financial services, such as its leasing business. The five subsidiaries are all members of the consolidated group.

a.	Banking Business Department

The Bank engages in deposit business, lending business, securities trading business, securities investment business, domestic exchange business, foreign exchange business, corporate bond entrustment and registration business, and ancillary business at its head office, as well as its 84 branches and 5 sub-branches, and is positioned as the Group’s central department. One subsidiary also carries out the real estate management and leasing business, and is mainly responsible for business peripheral to the banking business.

b.	Leasing Business Department

One subsidiary engages in leasing business, etc.

c.	Other Business Departments

Three subsidiaries engages in credit card business, housing loan guarantee business, consulting business, etc.

Flow chart of the Group’s business

Financial and economic environment

In FY 2020, the Japanese economy felt the impact of consumers staying indoors and events being suspended as a result of the declaration of a state emergency in April 2020 due to the COVID-19 pandemic. In addition to a sharp drop in consumer spending, inbound demand evaporated, and exports drastically decreased as the global economy contracted. After the state of emergency was revoked, economic activity resumed, and there was an evident trend toward recovery centered around consumer spending and exports, due in part to various political measures and improvements in the overseas economy.

However, in January 2021, a state emergency was again declared in 11 prefectures, including Tokyo, due to further spread of infection. This resulted in weak consumer spending and further trends toward labor adjustments. The future continues to be unpredictable, with issues such as slowing growth in exports (which had been increasing) due to the further spread of COVID-19 overseas and other factors.

Aomori Prefecture’s economy weakened as a whole during this period, in line with the domestic economy. In terms of individual demand, consumer spending remains tight in various service-related industries, particularly the food service industry, and although local governments’ economic measures had an evident effect of buoying up tourism demand, the year to year decline in the number of guests staying in hotels continued, partly due to the suspension of the Go To Travel campaign. Meanwhile, supermarkets and drug stores experienced increased sales, mainly in groceries, daily necessities, and hygiene products, and sales of consumer electronics, etc. slowly increased due to factors such as extended periods at home. In terms of manufacturing, not only was there an increase centered around electrical machinery for personal computers, but there was also an overall rally with an increase in electrical components and devices for smart phones. At the same time, employment tended to be weak, as with the rest of Japan, with the number of new recruits in various industries decreasing, and the ratio of job openings to job applicants shifting to less than one.

Progress and results of business

Within this financial and economic environment, officers and employees have come together, making efforts to expand and reinforce the management foundation with the support of shareholders and various partners. As a result, in this business year the Group has posted consolidated ordinary income of ¥41.350 billion, consolidated ordinary profit of ¥3.665 billion, and current net income attributable to owners of the parent of ¥2.251 billion.

The results of the various business segments are as follows.

a.	Banking Business Department

FY 2020 was the second year of the 16th Medium-Term Business Plan Change the Future (April 2019 to March 2022), and the Bank forged ahead with initiatives to transform into a comprehensive consulting bank, with the aim of realizing the vision to “Be the Only One Consulting Bank that creates a prosperous and happy future together with the community and our customers.”

With the extended impact of COVID-19, the Bank intensified initiatives to stimulate the local economy with business activities such as practicing “customer-focused business,” understanding the genuine issues for the region and customers more precisely, and contributing to the solution, in order to assist with the continuous growth of the local economy. The main initiatives are as follows.

○	Initiatives for corporate and business customers

The Bank established a consulting service during non-work hours in order to respond quickly to inquiries from customers who had been impacted by COVID-19. The Bank has also continuously carried out survey activities with customers to flesh out its response to funding needs, such as urgent financing to deal with COVID-19.

In addition, the Bank has utilized the group subsidiary Aomori Creation Partners Co., Ltd. to respond to the needs of personnel, as well as expanding its business alliances with external expert businesspeople to optimize services and support needs arising from business succession and M&A, and proactively engaging in consulting to resolve customer issues.

○	Initiatives for individual customers

The Bank has also been flexible with its response to individual customers who have been impacted by COVID-19 with efforts such as consultations on revising repayment conditions.

The Bank has also made efforts to expand products and services to respond to customer needs, such as starting to offer the Aomori Bank Visa Debit (aomo Debit) debit card that can be used by customers 15 years and older (excluding junior high school students) with the goal of expanding cashless payments.

○	Initiatives for improving convenience

The Bank has overhauled its website design to support a variety of devices, including PCs, smart phones, and tablets. By improving functionality and expanding online content, the Bank aimed to increase interaction with customers. The Bank has also made efforts to improve convenience for customers by expanding alliances to allow free access to other banks’ ATMs and starting to process cash deposits at ATMs located in-branch. In addition, tablets have been installed in branches to open ordinary deposit accounts and as a contact point for applying for loans, such as My Car Loan, with the aim of reducing the documentation required of customers and the waiting time.

○	Initiatives for activating regional communities

The Bank has utilized various platforms for crowd funding and supported financing and information transmission for initiatives aimed at providing new products and services and improving regional brands using local resources. In FY 2020, events such as the Aomori Nebuta Matsuri and the National High School Baseball Championship were suspended due to the impact of COVID-19. However, the Bank offered support for various events, such as a project to support Nebutashi and another project to aid high school baseball in Aomori Prefecture.

The Bank also made efforts to stimulate the local economy in support of food and beverage businesses through the #AOGINYELLMESHI project, which promotes and shares information about takeout services.

○	Initiatives for realizing a sustainable society

In addition to the existing AOGIN ‘Creating the Future’ SDGs Private Placement Bond, the Bank has started administering the AOGIN ‘Supporting Healthcare Workers’ SDGs Private Placement Bond, which is imbued with the Bank’s respect and gratitude, and feelings of support, for the front-line health care workers who treat COVID-19 patients. As well as supporting fundraising by customers, the Bank has contributed to realizing a sustainable society.

Furthermore, the Bank has distributed explanatory videos regarding SDGs on subjects related to Aomori Prefecture through the Bank’s official YouTube channel and other media, in order to improve understanding, adoption, and awareness of SDGs within Aomori Prefecture.

○	Initiatives for creating an energetic workplace

In April 2020, the Bank established its new slogan, For a ‘thank you’ from the future, a heartfelt prayer for a vibrant future that will serve as a guiding principle for every employee, and also expressed its corporate vision of contributing to growth in the local economy.

The Bank also introduced a flextime system as part of work-style reform, with the aim of improving productivity and enhancing work life balance. In addition, by promoting diverse attire during work hours and aiming for an open-minded, welcoming workplace, as well as respecting individual autonomy, the Bank has advanced its initiatives to create a dynamic organizational environment and promote diversity.

In this way, FY 2020 has been a year for making efforts to proactively expand business focusing on customer needs and intensifying initiatives in support of the region in accordance with the 16th Medium-Term Business Plan, and has resulted in the following achievements for the Bank.

Individual and corporate deposits have done well, with the balance at the end of the term up ¥238.2 billion to ¥2,714.0 billion. Total deposits including negotiable certificates of deposit increased ¥241.2 billion to ¥2,893.5 billion.

Corporate and individual loans and bills discounted increased, resulting in the balance at the end of the term increasing ¥50.9 billion to ¥1,856.3 billion.

Securities decreased ¥25.4 billion centered around domestic securities, with the balance at the end of the term falling to ¥839.4 billion, as a result of efforts toward making appropriate investments while carefully observing market trends with the aim of optimizing investment assets.

In terms of profit and loss, while the Bank’s ordinary income increased from fees and commissions, it decreased by ¥1.827 billion on the previous term to ¥31.359 billion due to reduced interest and dividends on securities and gains on the sale of equity. Ordinary expenses also decreased ¥3.010 billion on the previous term to ¥28.43 billion due to factors such as securities related losses and a decrease in general and administrative expenses. As a result, ordinary profit increased ¥1.184 billion on the previous term to ¥2.956 billion, and the current net income is also up ¥916 million on the previous term to ¥2.166 billion.

b.	Leasing Business Department

In the leasing business, ordinary income increased by ¥133 million on the previous term to ¥5.335 billion. The segment margin also increased by ¥41 million on the previous term to ¥479 million.

c.	Other Business Departments

In other business, ordinary income increased by ¥261 million on the previous term to ¥6.027 billion. The segment margin also increased by ¥229 million on the previous term to ¥691 million.

Challenges to be addressed

The Bank’s business environment is expected to become increasingly challenging going forward. The prolonged low-interest environment has reduced the spread between deposit and lending rates, and profits on securities management are likewise in decline. Additionally, Aomori Prefecture is experiencing population decline as well as falling birthrates and aging demographics, all of which are expected to have an increasing impact on the local economy.

At the same time, the COVID-19 pandemic is showing no sign of abating, with serious effects on business performance, employment, and consumer spending. Regional financial institutions are being called upon to support their local economies in their role as financial intermediators, and the Bank is aware that it is paramount that businesses are provided cash-flow support, as well as stronger initiatives to improve management and support corporate rehabilitation with a view to the post-pandemic era.

In addition, the Bank recognizes that its role in the sustained development of regional communities will become increasingly important, such as through measures for transforming the social structure during and after the pandemic. Further, the Bank recognizes the impact of digital technology, deregulation, and other trends, and the need to respond to a wider range of customer requirements and offer an enhanced range of services by entering into new fields that go beyond the traditional purview of financial services.

In such a challenging environment, the Bank entered into a basic agreement on business integration with The Michinoku Bank, Ltd. on May 14, 2021, and is proceeding with preparations for the establishment of a holding company in April next year.

Both banks are creating a sound business foundation that can continue to provide the region with high quality, stable financial services and reinforcing their financial intermediation function and financial services that exploit their respective strengths. In addition, the Bank is striving towards steadily furthering its transformation to a consulting bank as detailed in the 16th Medium-Term Business Plan and achieving its mission to create a vibrant regional community and contribute to the happiness and prosperity of its customers. We ask for the continued support of all shareholders as we proceed with these efforts.

(2)       Assets, income, and expenditure of the corporate group and the Bank

a. Assets, income, and expenditure of the corporate group			(units: ¥ million)
	FY 2017	FY 2018	FY 2019	FY 2020
Ordinary income	44,580	42,984	43,003	41,350
Ordinary profit	6,080	4,959	2,324	3,665
Current net income attributable to owners of parent	4,292	3,218	1,470	2,251

Comprehensive income	3,859	1,124	(9,897)	10,854
Net assets amount	120,758	120,125	109,088	118,932
Total assets	2,910,791	3,043,392	3,185,755	3,681,441

Note:	All amounts shown are rounded down to the nearest million yen.

b. Assets, income, and expenditure of the Bank	(units: ¥ million)

	FY 2017	FY 2018	FY 2019	FY 2020
Deposits	2,389,528	2,433,689	2,475,840	2,714,057
Term deposits	914,000	878,430	861,086	849,130
Other	1,475,527	1,555,259	1,614,754	1,864,926
Loans and bills discounted	1,744,538	1,762,405	1,805,392	1,856,349
For individuals	397,828	434,402	465,350	496,114
For small and medium-sized enterprises	503,083	510,838	519,148	556,936
Other	843,627	817,165	820,894	803,299
Trading account securities	200	―	―	―
Securities	797,901	820,912	864,907	839,458
National government bonds	314,894	275,473	231,012	182,385
Other	483,007	545,439	633,894	657,073
Total assets	2,899,123	3,031,536	3,172,791	3,666,419
Domestic exchange transaction volume	15,876,694	15,588,837	15,814,333	16,464,539
Foreign exchange transaction volume	US$250 million	US$378 million	US$253 million	US$258 million
Ordinary profit	5,686	4,751	1,772	2,956
Current net income	4,223	3,266	1,250	2,166
Current net income per share	¥207.27	¥160.89	¥61.63	¥106.76

 Note 1.  All amounts shown are rounded down to the nearest unit value.

2.	The current net income per share is calculated by dividing the current net income by the average number of shares issued during the term (i.e., the number of shares less treasury shares).
3.	The shares were consolidated from ten shares to one share on October 1, 2017, but the current net income per share was calculated in anticipation of that consolidation at the start of FY 2017.

(3)       Details of the corporate group’s employees

a.	Number of employees in the corporate group
	End of this business year
	Banking business	Banking peripheral business	Leasing business	Other business
Number of employees	1,216	16	16	26
Note:	The number of employees does not include temporary workers or part-time workers. They are included in the number of staff.

b.	Details of the Bank’s employees

End of this business year
Number of employees	1,216
Average age	40 years, 11 months
Average number of years of continuous service	17 years, 9 months
Average monthly salary	¥383,000
Note	1.	The average age, average number of years of continuous service, and average monthly salary shown are rounded down to the nearest whole units.
2.	The number of employees does not include temporary workers or part-time workers. They are included in the number of staff.
3.	The average monthly salary is the average monthly salary during March, including overtime allowances, etc. but excluding bonuses.

(4)       Details of the corporate group’s principal place of business

a.	Banking business
(i)	Number of places of business
	End of this business year
Aomori Prefecture	Locations	Sub-branches
	82	(5)
Akita Prefecture	2	(―	)
Hokkaido	3	(―	)
Tokyo	1	(―	)
Miyagi Prefecture	1	(―	)
Iwate Prefecture	1	(―	)
Total	90	(5)
Note:	There were 146 external ATMs at the end of this business year in addition to the locations above.

There were also 64 external ATMs through a collaboration with E-net Co., Ltd. at the end of this business year.

(ii)	New places of business established this business year

There were no new places of business established this business year.

The following branches were consolidated or closed.

Closed branches	Consolidated branches	Date of closure of consolidation
・Fukiage branch	・Ruike branch	November 16, 2020
・Tsutsui branch	・Matsubara Doori branch	January 25, 2021
・Misakishirogane sub-branch	・Same branch	January 25, 2021
・Toyama sub-branch	・Hamadate branch	March 22, 2021
・Kamenoko-machi branch	・Tsugaruwatoku branch	March 22, 2021

The following external ATMs were newly installed this business year.

○ External ATMs (three locations)

・MaxValu, Kitazono store (Towada-shi)

・Maeda, Okubo store (Hachinohe-shi)

・Happy Drug, Aomori Toyama store (Aomori-shi)

b.	Banking peripheral business, leasing business, and other business
	End of this business year
Banking peripheral business	Aomori Prefecture	1	Location
Aogin Koda Co., Ltd.	Aomori Prefecture	1
Leasing business	Aomori Prefecture	5	Locations
Aogin Lease, Inc.	Aomori Prefecture	5
Other business	Aomori Prefecture	3	Locations
Aogin Card Services Co., Ltd.	Aomori Prefecture	1
Aogin Confidence Guarantee Co., Ltd.	Aomori Prefecture	1
Aomori Creation Partners Co., Ltd.	Aomori Prefecture	1

(5)       Status of capital expenditure for corporate group

a. Total capital expenditure	(units: ¥ million)
Business segment	Amount
Banking business	2,472
Leasing business	15
Other business	9
Total	2,497
Note:	All amounts shown are rounded down to the nearest million yen.

b. New material assets, etc.		(units: ¥ million)
Business segment	Description	Amount
Banking business	Newly established and renovated branches	848
	Office equipment, ATMs, etc.	609
	Software	913
Total		2,370
Note:	All amounts shown are rounded down to the nearest million yen.

(6)       Status of material parent and subsidiary companies, etc.

a.	Status of parent company

The Bank has no parent company.

b.	Status of subsidiary companies, etc.
Name of company	Address	Description of principal business	Stated capital	Percentage of voting rights of subsidiary held by the Bank	Other
Aogin Koda Co., Ltd.	1-16-16 Furukawa, Aomori-shi	Real estate leasing business	¥ million 10	% 100.00	―
Aogin Card Services Co., Ltd.	1-16-16 Furukawa, Aomori-shi	Credit card business	56	59.52	―
Aogin Lease, Inc.	1-16-16 Furukawa, Aomori-shi	Lease of various types of machinery and equipment	60	65.00	―
Aogin Confidence Guarantee Co., Ltd.	1-16-16 Furukawa, Aomori-shi	Credit guarantee business for housing loans	30	100.00	―
Aomori Creation Partners Co., Ltd.	2-2-7 Shinmachi, Aomori-shi	Consulting business	50	100.00	―

Note	1.	The five companies above are all members of the consolidated group.
2.	The percentage of voting rights is rounded down to two decimal places.
3.	The current consolidated ordinary income is ¥41,350 million, and the current net income attributable to the owners of the parent is ¥2,251 million.

Status of material business alliances

1.	Automated system for cash withdrawals (ACS) allowing ATMs to be used interchangeably through an alliance between 62 regional banks
2.	Automated system for cash withdrawals, etc. (MICS) allowing ATMs to be used interchangeably through an alliance between 62 regional banks and city banks, trust banks, member banks of the Second Association of Regional Banks, credit unions, credit cooperatives, agricultural cooperatives and marine banks (including Norinchukin Bank and federations of agricultural cooperatives), and workers’ credit union banks
3.	Service for communicating remittances, transfers, transaction history, and other data between partner companies by data transmission through Chigin Network Service Co., Ltd. (CNS), a joint venture by 62 regional banks
4.	Automated system for cash withdrawals and cash deposits allowing ATMs to be used interchangeably through an alliance with Japan Post Bank Co., Ltd.
5.	Automated system for cash withdrawals and cash deposits, etc. allowing ATMs in convenience stores and other in-store locations to be used through an alliance with Seven Bank, Ltd., E-Net Co., Ltd., Lawson Bank, Inc., and AEON Bank, Ltd.
6.	Automated system for free cash withdrawals, etc. through ATMs installed at JR East stations through an alliance with Viewcard Co., Ltd.

7.	Automated system for free cash withdrawals, etc. (AAI Net) allowing ATMs to be used interchangeably through an alliance with The Akita Bank, Ltd. and The Bank of Iwate, Ltd.

8.	Automated system for free cash deposits allowing ATMs to be used interchangeably through an alliance with Aomoriken Shinyo Kumiai
9.	Automated system for free cash withdrawals, etc. allowing ATMs to be used interchangeably through an alliance with The Michinoku Bank, Ltd.

(7)       Status of business transfers

Not applicable.

(8)       Other material matters related to the corporate group’s current status

At the meeting of the Board of Directors held on May 14, 2021, the Bank resolved to form a basic agreement with The Michinoku Bank, Ltd. on advancing discussions and consideration of the business integration by establishing a holding company in accordance with the Act Concerning Special Measures of the Act on Prohibition of Private Monopolization and Maintenance of Fair Trade for the Maintenance of Basic Services Associated with the Banking Business and General Passenger Vehicle Transportation Business Operators in Local Areas, and entered into the basic agreement.

2.       Matters Related to Officers (Directors)

(1)       Status of corporate officers

(as of the end of the business year)

Name	Position and responsibilities at the Bank		Significant concurrent positions outside the Bank	Other
Susumu Narita	Director/President (Representative Director)	Auditing Division
Akihiro Kawamura	Director Senior Managing Executive Officer (Representative Director)	(Tokyo Branch Manager) General Planning Division, Tokyo Office
Tomohiko Sasaki	Director Senior Managing Executive Officer	Credit Supervision Division, Treasury & International Division, General Affairs Division
Keitaro Ishikawa	Director Managing Executive Officer	Operations Administration Division, Business Promotion Division, Business Partnering Division
Naotake Atsumi	Director (Outside Director)		Representative, ANS Consulting
Akira Nakagawa	Director Audit & Supervisory Committee Member
Norihisa Ishida	Director Audit & Supervisory Committee Member (Outside Director)		Board Chairman, Incorporated Educational Institution Aomori Tanaka Educational Academy Representative Director and Chairman, Aomori Shinseikatsu Gojokai Co., Ltd.
Toshisada Kushibiki	Director Audit & Supervisory Committee Member (Outside Director)		Representative Director and President, Kanesyou Co., Inc. Board Chairman, Aomori Prefecture Jozo Shokuhin Kogyo Kyodokumiai
Mie Ishida	Director Audit & Supervisory Committee Member (Outside Director)		Attorney-at-law

Note 1.	Director Naotake Atsumi, Director and Audit & Supervisory Committee Members Norihisa Ishida, Toshisada Kushibiki, and Mie Ishida are outside Directors defined in Article 2, item (15) of the Companies Act and the Tokyo Stock Exchange has been notified that they are independent officers.

2.	Director and Audit & Supervisory Committee Member Akira Nakagawa is a full-time Audit & Supervisory Committee Member. The reason for appointing a full-time Audit & Supervisory Committee Member is to enhance the effectiveness of auditing and supervision by the Audit & Supervisory Committee through attendance at important meetings by someone who is familiar with the circumstances within the Bank and by sharing with all Audit & Supervisory Committee Members information obtained by carefully working toward an alliance with the Financial Auditor and the Internal Control Department.
3.	Changes in the positions and responsibilities of the Directors during the current business year are as follows.
Name	New position	Former position	Date of change
Akihiro Kawamura	Director, Senior Managing Executive Officer Tokyo Branch Manager	Director, Senior Managing Executive Officer	December 1, 2020

4.	The Directors who resigned during the current business year are as follows.
Name	Position and responsibilities at the Bank at the time of resignation	Date of resignation
Katsuhiro Ogasawara	Director and Audit & Supervisory Committee Member	June 25, 2020

Reference:	The Bank has introduced an executive officer system. The names, positions and responsibilities of the executive officers (excluding executive officers who serve concurrently as Directors) are as follows.

(as of the end of the business year)

Name	Position and responsibilities at the Bank
Tsuyoshi Tamura	Managing Executive Officer of the Risk Administration Division, Personnel Division, System Development Division, Operations Administration Division
Tsutomu Shikanai	Managing Executive Officer (Hirosaki District Sales General Manager)
Yo Mori	Managing Executive Officer (Aomori District Sales General Manager)
Takahiro Kudo	Managing Executive Officer (Hachinohe District Sales General Manager)
Daisuke Yatsu	Executive Officer (Operations Administration Division General Manager)
Shunsuke Kasai	Executive Officer (Business Promotion Division General Manager)
Motomi Shiratori	Executive Officer (Head Office Sales Division General Manager)
Yoshiaki Matsuhashi	Executive Officer (Credit Supervision General Manager)
Shin Kidachi	Executive Officer (General Planning Division General Manager)
Kunihiko Yamanaka	Executive Officer (Hirosaki Branch Manager and Dotemachi Branch Manager)
Hayato Takahashi	Executive Officer (Hachinohe Branch Manager and Mikkamachi Branch Manager)

(2) Matters related to remuneration to officers

Total amount of Director remuneration, etc.

(units: ¥ million)

Director type	Number of recipients	Remuneration, etc.	Total amount of remuneration by type
			Base remuneration	Bonuses	Non-monetary remuneration, etc.
Director (excluding Audit & Supervisory Committee Members)	5	123	93	14	15
Director (Audit & Supervisory Committee Member)	5	29	29	―	―
Total	10	153	123	14	15
Note	1.	All amounts shown are rounded down to the nearest million yen.
2.	The above table includes one Director (Audit & Supervisory Committee Member) who resigned at the close of the 112th Ordinary General Meeting of Shareholders held on June 25, 2020.
3.	The bonuses column includes ¥14 million in the provision for reserve for officer bonuses calculated this business year. Non-monetary remuneration etc. also includes ¥15 million in the amount of performance-linked stock-based compensation (i.e., the amount reported as expenses for points granted this business year).
4.	The maximum amount of remuneration, etc. established by resolution at a General Meeting of Shareholders is as follows.

The maximum amount of remuneration, etc. established by resolution at the 108th Ordinary General Meeting of Shareholders held on June 23, 2016 (excluding employee salaries for Directors who are also employees) was ¥216 million p.a. for Directors (excluding Audit & Supervisory Committee Members), and ¥55 million p.a. for Directors who are Audit & Supervisory Committee Members. There were eight Directors (excluding Audit & Supervisory Committee Members) and four Directors who are Audit & Supervisory Committee Members at the time of the resolution.

In addition to the maximum amount of remuneration, etc. for Directors (excluding Audit & Supervisory Committee Members) above, a performance-linked stock-based compensation system was introduced in accordance with a resolution at the 110th Ordinary General Meeting of Shareholders held on June 26, 2018. There were four Directors (excluding Audit & Supervisory Committee Members) and nine Executive Officers who did not concurrently serve as Directors at the time of the resolution who were subject to the performance-linked stock-based compensation system.

5.	The remuneration, etc. for Directors (excluding Audit & Supervisory Committee Members) above is determined by resolution of the Board of Directors after deliberation by the Nomination and Remuneration Committee regarding the base remuneration and bonuses up to the maximum amount settled on by resolution at the General Meeting of Shareholders. The Audit & Supervisory Committee verifies the validity of the remuneration, etc. and expresses its decision that the remuneration is valid. Performance-linked stock-based compensation is decided in accordance with the Share Delivery Regulations set out beforehand.
6.	The details of the policy for determining the details of remuneration, etc. for individual Directors is as follows.

The basic policy is for remuneration to be at an appropriate level to improve medium- to long-term performance in addition to short-term performance, and to maximize the corporate value, taking into consideration the Director’s position and achievement of performance targets.

The policy for the share of pay of performance-linked compensation and remuneration, etc. other than performance-linked compensation is to increase the proportion of performance-linked compensation the higher the Director’s position, and to increase incentives for improved performance.

The policy is for decisions to be made by resolution of the Board of Directors after deliberation by the Nomination and Remuneration Committee.

7.	The details of the performance-linked stock-based compensation system (the “System”) is as follows.

Outline of the system

The System was introduced in order to clarify the link between the compensation of the Directors, etc. and the Bank’s performance and share price, and to increase the awareness of Directors, etc. to improve medium- to long-term performance and maximize corporate value.

The System adopts a structure called the Board Incentive Plan trust (the “BIP Trust”). The BIP Trust is an incentive plan to target the same officers as the Performance Share and Restricted Stock systems in Europe and the US. The System allows the delivery or payment of the Bank’s shares or cash amounts equivalent to the amount of the Bank’s shares converted into cash to the Directors, etc. in line with factors such as their position and level of achievement of performance targets.

Under the System, shares of the Bank are acquired by a fund using money provided by the Bank, and “Fixed Points” are granted to Directors, etc. based on their position as Director, etc. and variable “Performance-linked Points” are granted to Directors, etc. based on the level of performance in relation to target achievement during each business year at the Bank at the time prescribed after the end of each business year during the trust period. Directors, etc. who satisfy the beneficiary requirements receive delivery or payment of the Bank’s shares or cash amounts equivalent to the amount of the Bank’s shares converted into cash based on the points held at the time they resign from the position of Director, etc.

The performance-linked points each business year are decided based on the current net income attributable to owners of the parent and the level of achievement of core business net income targets (non-consolidated). The current net income attributable to owners of the parent has been introduced as an index to increase the desire to achieve the Medium-Term Business Plan and the core business net income (non-consolidated) to increase awareness of improvements in the business’s earning capacity.

Formula for points granted

Fixed points	＝	Base remuneration amount for each position ÷ Average acquisition price for the Bank’s shares in the trust × 80%
Performance-linked points	＝	Base remuneration amount for each position ÷ Average acquisition price for the Bank’s shares in the trust × 20% × Performance-linked coefficient

Performance-linked coefficient

Performance-linked coefficient	＝	Performance-linked coefficient for current net income attributable to owners of parent × 50% + Performance-linked coefficient for core business net income (non-consolidated) × 50%

Current net income attributable to owners of parent		Core business net income (non-consolidated)
Degree of achievement of targets	Performance-linked coefficient	Degree of achievement of targets	Performance-linked coefficient
170% or more	1.5	150% or more	1.5
160% or more, less than 170%	1.4	140% or more, less than 150%	1.4
150% or more, less than 160%	1.3	130% or more, less than 140%	1.3
140% or more, less than 150%	1.2	120% or more, less than 130%	1.2
120% or more, less than 140%	1.1	110% or more, less than 120%	1.1
100% or more, less than 120%	1.0	100% or more, less than 110%	1.0
90% or more, less than 100%	0.9	90% or more, less than 100%	0.9
80% or more, less than 90%	0.8	80% or more, less than 90%	0.8
less than 80%	0.0	less than 80%	0.0

FY 2020 performance based on performance-linked coefficient

Item linked to performance targets	Target value (¥ million)	Achieved value (¥ million)	Degree of achievement
Current net income attributable to owners of parent	3,240	2,251	69%
Core business net income (non-consolidated)	3,000	4,040	134%

(3)       Limited liability agreements

The Bank has set out in its Articles of Incorporation that it may enter into agreements with Directors (except for executive directors, etc.) in accordance with Article 427, paragraph (1) of the Companies Act to limit their liability for damages as provided in Article 423, paragraph (1) of the Companies Act.

The Bank has entered into an agreement with Directors Naotake Atsumi, Norihisa Ishida, Toshisada Kushibiki, and Mie Ishida in accordance with the Articles of Incorporation stating the total amount set out in each item of Article 425, paragraph (1) of the Companies Act as the maximum liability for damages.

(4)       Matters regarding Directors and Officers Liability Insurance Contracts

The Bank has entered into Directors and Officers Liability Insurance (D&O Insurance) Contracts as set forth in Article 430-3, paragraph (1) of the Companies Act with the Directors, Auditors, and Executive Officers as the insured parties.

All premiums to be borne by the Bank.

The insurance policy covers damages resulting from liability with respect to the execution of duties by the insured parties as officers, etc. or any claim received in the investigation of such liability. However, there are some waiver events. For example, there is no coverage of damages resulting from actions that the insured committed knowing they were violations of laws and regulations.

3.	Matters Related to Outside Officers

(1)       Concurrent positions and other status of outside officers

Name	Concurrent positions and other status
Naotake Atsumi	ANS Consulting representative
Norihisa Ishida	Board Chairman, Incorporated Educational Institution Aomori Tanaka Educational Academy Representative Director and Chairman, Aomori Shinseikatsu Gojokai Co., Ltd.
Toshisada Kushibiki	Representative Director and President, Kanesyou Co., Inc. Board Chairman, Aomori Prefecture Jozo Shokuhin Kogyo Kyodokumiai
Mie Ishida	Attorney-at-law
Note:	Norihisa Ishida and Toshisada Kushibiki are involved in ordinary banking transactions between the corporations, etc. they concurrently serve as executive directors or otherwise of and the Bank.

(2)       Status of principal activities of outside officers

Name	Tenure as director	Attendance at meetings of the Board of Directors and the Audit & Supervisory Committee	Comments and other activities at meetings of the Board of Directors and the Audit & Supervisory Committee
Naotake Atsumi	2 years 10 months	Attended all 14 meetings of the Board of Directors this term

For the most part, necessary comments made as appropriate in discussions regarding agenda items from the standpoint of management consultant.

Playing a major role in the decision-making process as committee chairman for the Nomination and Remuneration Committee.

Norihisa Ishida	5 years 10 months	Attended all 14 meetings of the Board of Directors and 13 of the 14 meetings of the Audit & Supervisory Committee held this term

For the most part, necessary comments made as appropriate in discussions regarding agenda items from the standpoint of private school manager.

Regularly exchanges opinions with the Representative Director on management issues and other topics as Audit & Supervisory Committee Member, and exchanges opinions and information with the Financial Auditor.

Toshisada Kushibiki	4 years 10 months	Attended all 14 meetings of the Board of Directors and 13 of the 14 meetings of the Audit & Supervisory Committee held this term

For the most part, necessary comments made as appropriate in discussions regarding agenda items from the standpoint of company manager.

Regularly exchanges opinions with the Representative Director on management issues and other topics as Audit & Supervisory Committee Member, and exchanges opinions and information with the Financial Auditor.

Mie Ishida	2 years 10 months	Attended all 14 meetings of the Board of Directors and all 14 meetings of the Audit & Supervisory Committee

For the most part, comments made from the professional viewpoint of an attorney-at-law.

Regularly exchanges opinions with the Representative Director on management issues and other topics as Audit & Supervisory Committee Member, and exchanges opinions and information with the Financial Auditor.

(3)       Matters related to remuneration of outside officers, etc.

(units: ¥ million)

	Number of recipients	Remuneration, etc. from the Bank	Remuneration, etc. from the Bank’s parent company
Total amount of remuneration, etc.	4	20	―
Note:	All amounts shown are rounded down to the nearest million yen. Remuneration, etc. from the Bank only includes the base remuneration.

(4)       Opinion of outside officers

The outside officers have not presented any opinion regarding the details in (1) through (3) above.

4.       Matters Related to the Bank’s Shares

(1) Number of shares	Total number of authorized shares	29,400,000 shares
	Total number of issued shares	20,512,000 shares

(2) Number of shareholders at the end of this business year	19,686

(3)	Major shareholders
Name of shareholder	Equity in the Bank
	Number of shares, etc. held	Shareholding ratio
The Master Trust Bank of Japan, Ltd. (trust account)	thousand shares 876	% 4.29
Custody Bank of Japan, Ltd. (trust account 4)	867	4.25
Custody Bank of Japan, Ltd. (trust account)	796	3.90
Nippon Life Insurance Company	477	2.34
Meiji Yasuda Life Insurance Company	476	2.33
The Aomori Bank Employee Stock Ownership Plan	376	1.84
DFA INTL SMALL CAP VALUE PORTFOLIO	325	1.59
Tanaka Construction Co., Ltd.	257	1.26
Sumitomo Life Insurance Company	246	1.20
MUFG Bank, Ltd.	241	1.18
Note 1.	The number of shares, etc. held is rounded down to the nearest 1,000 shares.
2.	The shareholding ratio is rounded down to two decimal places.
3.	The shareholding ratio is calculated by dividing the number of shares held by the total number of issued shares (excluding treasury shares).

5.       Matters Related to the Bank’s Stock Acquisition Rights

Not applicable.

6.        Matters Related to the Financial Auditor

(1)	Status of the Financial Auditor

(units: ¥ million)

Name	Remuneration, etc. in this business year	Other
Ernst & Young ShinNihon LLC Designated Limited Liability Partner Hirokazu Tanaka Designated Limited Liability Partner Yasuo Iwasaki	61	Assistance for introducing standards for calculating market value8

Note 1.	All amounts shown are rounded down to the nearest million yen.
2.	There is no classification under the audit agreement between the Bank and the Financial Auditor of the amount of audit remuneration for audits in accordance with the Companies Act and audits in accordance with the Financial Instruments and Exchange Act. Therefore, the amount of remuneration, etc. above is the total of those amounts.
3.	The money payable by the Bank’s subsidiaries and the total amount of other economic benefits is ¥77 million.
4.	Grounds for consent from the Audit & Supervisory Committee for remuneration, etc. for the Financial Auditor

The Audit & Supervisory Committee has determined that the content of the audit plan for this business year explained by the Financial Auditor, the verification and valuation of the previous year’s audit results, the execution of the audit, and the results of the investigation into the grounds for calculating the estimation that was the premise to the remuneration are appropriate, and consents to the amount of remuneration, etc. for the Financial Auditor as detailed in Article 399, paragraph (1) of the Companies Act.

(2)	Limited liability agreements

Not applicable.

(3)	Indemnification agreement

Not applicable.

(4)	Other matters related to the Financial Auditor

Policy for decision to dismiss or not reappoint Financial Auditor

The Audit & Supervisory Committee will formulate the standards to appropriately evaluate the Financial Auditor, comprehensively consider its execution of its duties, the audit system, audit quality, and independence, and decide on the details of agenda items regarding the dismissal of or not reappointing the Financial Auditor to be submitted to the General Meeting of Shareholders.

Furthermore, if the Audit & Supervisory Committee determines that the Financial Auditor falls under any item under Article 340, paragraph (1) of the Companies Act, the Financial Auditor will be dismissed with the consent of all Audit & Supervisory Committee Members.

(5)	Matters regarding any disposition for suspension of business received by the Financial Auditor in the past two years

Not applicable.

7.	Basic Policy for Circumstances Related to Persons Controlling the Determination of the Financial and Business Policy

Not applicable.

8.	System to Ensure Suitability of Business and Operating Status of that System
(1)	Basic policy regarding development of internal control system

The Board of Directors resolved to make the following nine matters its basic policy regarding the development of a system to ensure that the execution of duties by the Directors complies with laws, regulations, and the Articles of Incorporation, and other systems set out in the Ministry of Justice Order as necessary to ensure the suitability of the business of a stock company (kabushiki kaisha) in accordance with Article 399-13, paragraph (1), item (i)(b) and (c).

a.	System for ensuring that the execution of duties by Directors, Executive Officers, directors (riji), employees, etc. (the “Officers and Employees”) complies with laws, regulations and the Articles of Incorporation
(i)	The Board of Directors recognizes the importance of Officers and Employees complying with laws, regulations, etc., and established the Aomori Bank Behavior Charter and decided on a basic policy and standards for compliance with laws, regulations, etc. and a research plan, to be shared with the Officers and Employees, in order to execute their duties in compliance with social norms, including cutting ties with antisocial forces.
(ii)	The Compliance Committee is established under the Executive Committee to deliberate on matters of compliance with laws, regulations, etc. by all businesses and manage the operation of all compliance with laws, regulations, etc. to ensure strict business management in accordance with laws, regulations, etc.
(iii)	The Executive Committee carries out uniform management across the entire bank for compliance with laws, regulations, etc., and deliberates, decides, and instructs on the necessary matters for compliance with laws, regulations, etc. The Executive Committee also reports to the Board of Directors on matters such as deliberation of laws, regulations, etc.
(iv)	In addition to the establishment the Legal & Compliance Office under the Risk Administration Division as the supervising department of compliance with laws, regulations, etc., compliance officers have been installed at each branch with the aim of developing and maintaining a system for compliance with laws, regulations, etc. Each department responsible formulates and researches rules and guidelines as necessary.
(v)	If a material fact is discovered that is in breach of laws, regulations, or the Articles of Incorporation, the Directors promptly report to the Audit & Supervisory Committee.
(vi)	Executive Officers, directors (riji), employees, etc. promptly report to the compliance report counter if any systematic or individual act in breach of laws and regulations is discovered.

(vii)	The Auditing Division, which is the internal auditing division, carries out audits on compliance with laws, regulations, etc. at each branch and reports the results of those audits to the Board of Directors and the Audit & Supervisory Committee.
b.	System for storing and managing information regarding the execution of the Directors’ duties

Regulations, etc. regarding document management for information regarding the execution of the Directors’ duties have been established, and such information is stored and managed in accordance with those regulations.

c.	Regulations and other systems related to the management of the risk of loss
(i)	The Bank manages risks regarding the execution of the Bank’s business under the following categories:

A. Credit risk B. Market risk C. Liquidity risk D. Operational risk

(ii)	The Board of Directors manages risk by stipulating the Risk Management Rules, deciding on the risk management policy, and establishing the Risk Administration Division as the supervising department of all risk. The department in charge of each risk set out in the management regulations, etc. for each risk also manages risk.
(iii)	The Auditing Division carries out audits on the validity of the risk management system and reports the results of those audits to the Board of Directors and the Audit & Supervisory Committee.
(iv)	The Emergency Measures Committee is established to deliberate and decide on appropriate and prompt countermeasures and prevent the escalation of damage if an unexpected situation arises.
d.	System for ensuring that the duties of Directors are executed efficiently
(i)	The Board of Directors establishes the Medium-Term Business Plan as the basis for the execution of business by the Officers and Employees, and formulates a business plan each business year.
(ii)	The Board of Directors establishes regulations, etc. regarding the organizational structure, duties, division of duties, and authority for the efficient execution of business.
(iii)	The Directors report to the Board of Directors on the execution of business.
e.	System for ensuring the suitability of business in the corporate group made up of the Bank and the group companies
(i)	The General Planning Division, which is the supervising department of the group companies, establishes an outline of group company operations and appoints the department that manages business to create an internal control system to develop a system for compliance with laws, regulations, etc. and a risk management system, and develops a system for consulting with and reporting to the Bank, and monitoring, etc.
(ii)	The Bank develops a system for reporting on the execution of business with regard to the business plan formulated by the group companies each business year, and ensures a system to manage and direct the development of the necessary regulations, etc. and carry out business efficiently.

(iii)	If the group companies’ Officers and Employees discover a material fact in relation to a breach of laws, regulations, etc., they report to the Risk Administration Division. The Risk Administration Division then promptly reports to the Directors and the Audit & Supervisory Committee.
(iv)	The Auditing Division carries out audits on the execution of business by the group companies and reports the results of those audits to the Board of Directors and the Audit & Supervisory Committee.
f.	Matters regarding employees that support the duties of the Audit & Supervisory Committee requested by the Audit & Supervisory Committee and matters regarding the independence of prescribed employees from Directors other than Audit & Supervisory Committee Members
(i)	Effective audits by the Audit & Supervisory Committee are ensured with the installation of the Audit & Supervisory Committee Office and stationing of employees who support the duties of the Audit & Supervisory Committee.
(ii)	The employees who support the Audit & Supervisory Committee do not serve concurrently in managerial positions regarding the execution of business and execute their duties under the Audit & Supervisory Committee’s direction. The Audit & Supervisory Committee’s consent is obtained beforehand on changes in or evaluations of personnel for employees who support the Audit & Supervisory Committee in order to ensure the independence and effectiveness of instructions from the employees who support the Audit & Supervisory Committee.
g.	System for Officers and Employees to report to the Audit & Supervisory Committee and other systems regarding reports to the Audit & Supervisory Committee
(i)	Officers and Employees of the Bank and group companies provide necessary reports and information to the Audit & Supervisory Committee if they discover any material fact in breach of laws, regulations, etc. or any fact that is likely to cause significant harm to the Bank.
(ii)	The Bank and group companies prohibit Officers and Employees who provide reports and information to the Audit & Supervisory Committee from being subject to unfavorable treatment due to such reports, etc.
(iii)	Audit & Supervisory Committee Members may attend important meetings such as Board of Director meetings and Executive Committee meetings to understand the process for making important decisions and the execution of business, and request that the Officers and Employees give a report as necessary.
h.	Matters regarding the procedures relating to the advancement and indemnification of expenses that arise during the execution of the Audit & Supervisory Committee’s duties and policies related to settlement of other expenses and liabilities that arise during the execution of these duties

If an Audit & Supervisory Committee Member requests from the Bank advancement of expenses necessary to execute his or her duties in accordance with Article 399-2, paragraph (4) of the Companies Act, those expenses or liabilities will be settled promptly, unless it is found that the requested expenses or liabilities were not necessary for the execution of his or her duties.

i.	Other systems to ensure that the Audit & Supervisory Committee’s audits are performed effectively
(i)	The Audit & Supervisory Committee regularly exchanges opinions with the Representative Director on management issues, and important topics, etc. based on the audit.
(ii)	The Audit & Supervisory Committee regularly exchanges opinions and information with the Financial Auditor on the details of the financial audit, and ensures the effectiveness of the audit.

(2)	Outline of operation status of system to ensure suitability of business

Following is an outline of the operation status of the internal control system within the Group this business year in accordance with the above policy.

a.	Ensuring compliance and efficiency of the execution of duties by the Officers and Employees with laws and regulations and the Articles of Incorporation

Ordinary meetings of the Board of Directors were held 12 times, and extraordinary meetings of the Board of Directors were held 2 times this business year. The Executive Committee established as the decision-making body for matters delegated by the Board of Directors also held 53 meetings this business year.

b.	System for compliance with laws, regulations, etc.

The compliance program was established at a meeting of the Board of Directors, and the progress and accomplishments of the program were reported at four meetings of the Executive Committee and four meetings of the Board of Directors. In addition, the Executive Committee deliberated on the occurrence of compliance breaches and ceasing business with antisocial forces and reported those details to the Board of Directors.

c.	Risk management system

Various risk management situations were monitored by the Credit Risk Management Committee, the ALM Revenue Management Committee, and the Operational Risk Management Committee, and the risk management status was reported to the Board of Directors four times.

d.	Ensuring the suitability of business in the Group

The performance of group companies was reported four times to the Executive Committee. The Group Company Representative Liaison Committee held meetings and discussed the understanding of and policy for management issues within the Group.

e.	Ensuring that the Audit & Supervisory Committee’s audits are performed effectively

The Audit & Supervisory Committee Members carry out audits in accordance with the audit plan set out by the Audit & Supervisory Committee, and have exchanged opinions with the Bank’s Representative Director, the Auditing Division, and the Financial Auditor and attempted to collaborate on the exchange of information.

9.	Matters Related to Specified Wholly-Owned Subsidiaries

Not applicable.

10.	Matters Related to Transactions with Parent Company, etc.

Not applicable.

11.	Matters Related to Accounting Advisor

Not applicable.

12.	Other

Not applicable.

113th Term	(as at March 31, 2021)	Balance Sheet

(units: ¥ million)

Item	Amount	Item	Amount
Assets		Liabilities
Cash and due from banks	878,144	Deposits	2,714,057
Cash	37,440	Current account deposits	87,853
Due from banks	840,703	Ordinary deposits	1,668,160
Call loans	20,000	Savings deposits	40,000
Monetary claims bought	2,483	Call deposits	7,077
Money held in trusts	5,000	Term deposits	849,130
Securities	839,458	Other deposits	61,834
National government bonds	182,385	Negotiable certificates of deposit	179,483
Local government bonds	346,407	Call money	1,107
Bonds payable	96,333	Guarantee deposit received under securities lending transactions	103,423
Shares	17,242	Borrowed money	522,500
Other securities	197,089	Borrowings	522,500
Loans and bills discounted	1,856,349	Foreign exchanges	3
Bills discounted	1,802	Foreign exchanges payable	3
Loans on notes	32,349	Other liabilities	17,616
Loans on deeds	1,673,218	Income taxes payable	505
Overdrafts	148,979	Accrued expenses	247
Foreign exchanges	1,575	Unearned revenue	705
Foreign deposits paid	1,575	Financial derivatives	2,268
Other assets	30,361	Lease obligations	733
Prepaid expenses	11	Other liabilities	13,157
Accrued income	2,504	Reserve for bonuses	523
Financial derivatives	0	Reserve for officer bonuses	14
Cash collateral paid for financial instruments	2,659	Reserve for benefit trust	153
Other assets	25,186	Reserve for reimbursement of deposits	333
Tangible fixed assets	20,686	Deferred tax liabilities	1,690
Buildings	7,190	Deferred tax liabilities for land revaluation	1,481
Land	10,001	Acceptances and guarantees	14,224
Leasing assets	702	Total liabilities	3,556,612
Construction in progress	71
Other tangible fixed assets	2,719	Net assets
Intangible fixed assets	1,914	Stated capital	19,562
Software	1,617	Capital surplus	12,916
Leasing assets	26	Capital reserve	12,916
Other intangible fixed assets	270	Retained earnings	65,118
Prepaid pension expenses	3,618	Legal retained earnings	6,646
Customers’ liabilities for acceptances and guarantees	14,224	Other retained earnings	58,472
Reserve for possible loan losses	(7,398)	General reserve	55,500
		Retained earnings brought forward	2,972
		Treasury shares	(783)
		Total shareholders’ equity	96,813
		Net unrealized gains on available-for-sale securities	12,132
		Net deferred losses on hedging instruments	(1,525)
		Land revaluation surplus	2,385
		Total valuation and translation adjustments	12,993
		Total net assets	109,807
Total assets	3,666,419	Total liabilities and net assets	3,666,419

113th Term	(April 1, 2020 through March 31, 2021)	Statement of Income

(units: ¥ million)

Item	Amount
Ordinary income		31,359
Interest income	23,030
Interest on loans and discounts	16,352
Interest and dividends on securities	6,595
Interest on call loans	10
Interest on deposits paid	72
Other interest income	0
Fees and commissions	6,580
Fund transfer fees received	1,269
Other fees and commissions	5,311
Other operating income	576
Foreign exchange trading income	71
Securities trading income	1
Gain on sale of national government bonds	403
Gain on reimbursement of national government bonds	99
Other ordinary income	1,172
Gain on loan losses recovered	1
Gain on sale of equity	1,002
Gain on investments in money held in trust	3
Other ordinary income	165
Ordinary expenses		28,403
Interest expenses	605
Interest on deposits received	187
Interest on negotiable certificates of deposit	28
Interest on call money	(29)
Interest on securities lending transactions	9
Interest on interest rate swaps	408
Other interest expenses	1
Fees and commissions	3,036
Fund transfer fees paid	289
Other fees and commissions	2,746
Other operating expenses	1,157
Loss on sale of national government bonds	1,093
Loss on reimbursement of national government bonds	64
General and administrative expenses	22,238
Other ordinary expenses	1,365
Provision for reserve for possible loan losses	754
Loss on sale of equity	25
Amortization of equity	459
Other ordinary expenses	126
Ordinary profit		2,956

(units: ¥ million)

Item	Amount
Extraordinary profit		316
Gain on disposal of fixed assets	95
Gain on extinguishment of tie-in shares	220
Extraordinary losses		400
Loss on disposal of fixed assets	155
Impairment loss	244
Current net income before income taxes		2,872
Income taxes - current	850
Income taxes - deferred	(143)
Income taxes - total		706
Current net income		2,166

113th Term	(as at March 31, 2021)	Consolidated Balance Sheet

(units: ¥ million)

Item	Amount	Item	Amount
Assets		Liabilities
Cash and due from banks	878,246	Deposits	2,711,876
Call loans and bills bought	20,000	Negotiable certificates of deposit	171,783
Monetary claims bought	2,483	Call money and bills sold	1,107
Money held in trusts	5,000	Guarantee deposit received under securities lending transactions	103,423
Securities	837,247	Borrowed money	530,586
Loans and bills discounted	1,842,002	Foreign exchanges	3
Foreign exchanges	1,575	Other liabilities	24,836
Lease receivables and investment assets	15,780	Reserve for bonuses	543
Other assets	45,264	Reserve for officer bonuses	25
Tangible fixed assets	21,390	Reserve for retirement benefits	109
Buildings	7,440	Reserve for directors’ retirement benefits	8
Land	10,224	Reserve for benefit trust	153
Construction in progress	71	Reserve for reimbursement of deposits	333
Other tangible fixed assets	3,653	Deferred tax liabilities	2,013
Intangible fixed assets	1,927	Deferred tax liabilities for land revaluation	1,481
Software	1,651	Acceptances and guarantees	14,224
Other intangible fixed assets	275	Total liabilities	3,562,509
Assets for retirement benefits	4,673
Deferred tax assets	393	Net assets
Customers’ liabilities for acceptances and guarantees	14,224	Stated capital	19,562
Reserve for possible loan losses	(8,768)	Capital surplus	12,916
		Retained earnings	73,489
		Treasury shares	(783)
		Total shareholders’ equity	105,184
		Net unrealized gains on available-for-sale securities	12,153
		Net deferred losses on hedging instruments	(1,525)
		Land revaluation surplus	2,385
		Remeasurements of defined benefit plans	734
		Total cumulative other comprehensive income	13,747
		Total net assets	118,932
Total assets	3,681,441	Total liabilities and net assets	3,681,441

113th Term	(April 1, 2020 through March 31, 2021)	Consolidated Statement of Income

(units: ¥ million)

Item	Amount
Ordinary income		41,350
Interest income	22,561
Interest on loans and discounts	16,307
Interest and dividends on securities	6,171
Interest on call loans and bills bought	10
Interest on deposits paid	72
Other interest income	0
Fees and commissions	6,556
Other operating income	576
Other ordinary income	11,657
Gain on loan losses recovered	1
Other ordinary income	11,656
Ordinary expenses		37,685
Interest expenses	638
Interest on deposits received	187
Interest on negotiable certificates of deposit	27
Interest on call money and bills sold	(29)
Interest on securities lending transactions	9
Interest on borrowings	32
Other interest expenses	410
Fees and commissions	2,599
Other operating expenses	1,157
General and administrative expenses	21,711
Other ordinary expenses	11,579
Provision for reserve for possible loan losses	661
Other ordinary expenses	10,918
Ordinary profit		3,665
Extraordinary profit		95
Gain on disposal of fixed assets	95
Extraordinary losses		428
Loss on disposal of fixed assets	184
Impairment loss	244
Current net income before income tax adjustment		3,332
Income taxes - current	1,162
Income taxes - deferred	(81)
Income taxes - total		1,081
Current net income		2,251
Current net income attributable to owners of parent		2,251

Certified copy of audit report by Financial Auditor

Audit Report by Independent Auditor May 13, 2021 The Aomori Bank, Ltd. To Board of Directors
Ernst & Young ShinNihon LLC Tokyo Office
Designated Limited Liability Partner Engagement Partner	Certified Public Accountant	Hirokazu Tanaka	[seal]

Designated Limited Liability Partner Engagement Partner	Certified Public Accountant	Yasuo Iwasaki	[seal]

Audit Opinion

We have audited the financial statements of The Aomori Bank, Ltd. for the 113th Term (April 1, 2020 through March 31, 2021), which comprise the balance sheet, the statements of income, statement of changes in equity and non-consolidated explanatory notes, and annexed detailed statements to the financial statements (the “Financial Statements”), pursuant to the provisions of Article 436, paragraph (2), item (i) of the Companies Act of Japan.

In our opinion, the Financial Statements present fairly, in all material respects, the assets, income, and expenditure of the company for the relevant period in accordance with accounting principles generally accepted in Japan.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in Japan. Our responsibilities under those standards are described in the Auditor’s Responsibilities for the Audit of Financial Statements section below. We are independent of the company in accordance with the professional ethics requirements in Japan, and we have fulfilled our other ethical responsibilities as an auditor. We have determined that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Responsibilities of the Management and the Audit & Supervisory Committee for the Financial Statements

The management is responsible for the preparation and fair presentation of the Financial Statements in accordance with accounting principles generally accepted in Japan, and for implementing and operating internal control as the management determines is necessary to enable the preparation of Financial Statements that are free from material misstatement, whether due to fraud or error.

In preparing the Financial Statements, the management is responsible for assessing the company’s ability to continue as a going concern and disclosing, as required by accounting principles generally accepted in Japan, matters related to a going concern.

The Audit & Supervisory Committee is responsible for overseeing the performance of duties by directors in connection with the implementation and operation of the financial reporting process.

Auditor’s Responsibilities for the Audit of Financial Statements

Our responsibility as auditor is to obtain reasonable assurance through the audit about whether the Financial Statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an independent auditor’s report that includes our opinion on the Financial Statements. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the decisions of users taken on the basis of the Financial Statements.

As part of an audit in accordance with auditing standards generally accepted in Japan, we exercise professional judgment and maintain professional skepticism throughout the audit.

・Identify and assess the risks of material misstatement in the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. The selection and application of the audit procedures are decided by the auditor. We then obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion.

・Consider internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances for our risk assessments, while the purpose of the audit of the Financial Statements is not to express an opinion on the effectiveness of the company’s internal control.

・Evaluate the appropriateness of accounting policies used by the management and their application, and the reasonableness of accounting estimates and related disclosures made by the management.

・Come to a conclusion on the appropriateness of the management’s use of the going concern basis of accounting to prepare the Financial Statements and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the company’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the Financial Statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the company to cease to continue as a going concern.

・Evaluate the overall presentation, structure and content of the Financial Statements, including the disclosures, and whether the Financial Statements represent the underlying transactions and events in a manner that achieves fair presentation in accordance with accounting principles generally accepted in Japan.

We report to the Audit & Supervisory Committee regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide the Audit & Supervisory Committee with a statement that we have complied with the professional ethics requirements regarding independence in Japan, and communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards to remove or reduce obstructions.

Disclosure of Interests

We and our engagement partners do not have any interest in the company that is required to be disclosed pursuant to the provisions of the Certified Public Accountants Act of Japan.

End of document

Certified copy of audit report of consolidated financial statements by Financial Auditor

Audit Report by Independent Auditor May 13, 2021 The Aomori Bank, Ltd. To Board of Directors
Ernst & Young ShinNihon LLC Tokyo Office
Designated Limited Liability Partner Engagement Partner	Certified Public Accountant	Hirokazu Tanaka	[seal]
Designated Limited Liability Partner Engagement Partner	Certified Public Accountant	Yasuo Iwasaki	[seal]

Audit Opinion

We have audited the consolidated financial statements of The Aomori Bank, Ltd. for the consolidated financial year from April 1, 2020 through March 31, 2021, which comprise the consolidated balance sheet, consolidated statements of income, consolidated statement of changes in equity, and consolidated explanatory notes, pursuant to the provisions of Article 444, paragraph (4) of the Companies Act of Japan.

In our opinion, the consolidated financial statements present fairly, in all material respects, the assets, income, and expenditure of the corporate group comprising The Aomori Bank, Ltd. and its consolidated subsidiaries for the relevant period in accordance with accounting principles generally accepted in Japan.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in Japan. Our responsibilities under those standards are described in the Auditor’s Responsibilities for the Audit of Consolidated Financial Statements section below. We are independent of the company and its subsidiaries in accordance with the professional ethics requirements in Japan, and we have fulfilled our other ethical responsibilities as an auditor. We have determined that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Responsibilities of the Management and the Audit & Supervisory Committee for the Consolidated Financial Statements

The management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in Japan, and for implementing and operating internal control as the management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, the management is responsible for assessing the company’s ability to continue as a going concern and disclosing, as required by accounting principles generally accepted in Japan, matters related to a going concern.

The Audit & Supervisory Committee is responsible for overseeing the performance of duties by directors in connection with the implementation and operation of the financial reporting process.

Auditor’s Responsibilities for the Audit of Consolidated Financial Statements

Our responsibility as auditor is to obtain reasonable assurance through the audit about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an independent auditor’s report that includes our opinion on the consolidated financial statements. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the decisions of users taken on the basis of the consolidated financial statements.

As part of an audit in accordance with auditing standards generally accepted in Japan, we exercise professional judgment and maintain professional skepticism throughout the audit.

・Identify and assess the risks of material misstatement in the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. The selection and application of the audit procedures are decided by the auditor. We then obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion.

・Consider internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances for our risk assessments, while the purpose of the audit of the consolidated financial statements is not to express an opinion on the effectiveness of the company’s internal control.

・Evaluate the appropriateness of accounting policies used by the management and their application, and the reasonableness of accounting estimates and related disclosures made by the management.

・Come to a conclusion on the appropriateness of the management’s use of the going concern basis of accounting to prepare the consolidated financial statements and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the company’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the company to cease to continue as a going concern.

・Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation in accordance with accounting principles generally accepted in Japan.

・Obtain sufficient, appropriate audit evidence regarding the financial information of the company and its subsidiaries to express an opinion on the consolidated financial statements. We are responsible for the direction, supervision, and performance of the audit of the consolidated financial statements. We remain solely responsible for our audit opinion.

We report to the Audit & Supervisory Committee regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide the Audit & Supervisory Committee with a statement that we have complied with the professional ethics requirements regarding independence in Japan, and communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards to remove or reduce obstructions.

Disclosure of Interests

We and our designated engagement partners do not have any interest in the company or its consolidated subsidiary companies that is required to be disclosed pursuant to the provisions of the Certified Public Accountants Act of Japan.

End of document

Certified copy of audit report by the Audit and Supervisory Committee

Audit Report

The following is a report on the methods and results of the Audit & Supervisory Committee’s audit of the performance of duties by Directors in the 113th Term (April 1, 2020 through March 31, 2021).

1.       Method and details of audit

The Audit & Supervisory Committee received periodic reports from Directors, employees, etc. regarding the content of the Board of Directors resolution related to Article 399-13, paragraph (1), item (i)(b) and (c) of the Companies Act and the structure and operation of the system established pursuant to that resolution (the internal control system), requested explanations as necessary, expressed opinions, and conducted its audit by the following method.

(1)       Attended material meetings including meetings of the Board of Directors, management meetings, compliance committee meetings, etc., received reports from Directors and employees, etc. regarding matters with respect to their performance of duties, requested explanations as necessary, viewed the minutes and approval documents of material meetings, and investigated the status of the business and assets of the head office and major sales offices based on the Audit & Supervisory Committee standards established by the Audit & Supervisory Committee and pursuant to the audit policy and division of duties, in collaboration with the company’s Audit Department and Internal Control Department. With respect to subsidiaries, came to a mutual understanding and exchanged information with Directors, auditors, etc. of subsidiaries, requested reports on business from subsidiaries as necessary, and investigated the status of their business and assets.

(2)       Supervised and monitored whether the financial auditor remains independent and is conducting its audit fairly, received reports from the financial auditor regarding its performance of duties and requested explanations as necessary through means such as the telephone and internet. Received a notice from the financial auditor to the effect that “systems for ensuring that the performance of the duties of financial auditors is being carried out correctly” (matters specified in each item of Article 131 of the Rules of Corporate Accounting) are established in accordance with the “standards for audit quality control” (Business Accounting Council of October 28, 2005), and requested explanations as necessary.

Based on the above method, the Audit and Supervisory Committee examined the business report and annexed detailed statement, financial statements (i.e., the balance sheet, statement of income, statement of changes in equity, and non-consolidated explanatory notes) and annexed detailed statement, and the consolidated financial statements (i.e., the consolidated balance sheet, consolidated statement of income, consolidated statement of changes in equity, and consolidated explanatory notes) for this business year.

2.       Results of audit

(1)    Results of audit of the business report, etc.

a. In our opinion, the business report and the annexed detailed statement comply with laws and ordinances and the articles of incorporation and accurately reflect the situation of the company.

b. In our opinion, there has been no material misconduct or breach of laws and regulations or the articles of incorporation by a Director in the course of performing duties.

c. In our opinion, the content of the resolutions of the Board of Directors related to the internal control system is appropriate, and there are no matters requiring comment with respect to the statements in the business report and the Directors’ performance of duties related to the internal control system.

(2)    Results of auditing the financial statements and annexed detailed statement

In our opinion, the method and results of the audit conducted by Ernst & Young ShinNihon LLC are appropriate.

(3)    Results of audit of consolidated financial statements

In our opinion, the method and results of the audit conducted by Ernst & Young ShinNihon LLC are appropriate.

3.     Subsequent events

At the meeting of the Board of Directors held on May 14, 2021, the Bank resolved to form a basic agreement with The Michinoku Bank, Ltd. on advancing discussions and consideration of the business integration by establishing a holding company in accordance with the Act Concerning Special Measures of the Act on Prohibition of Private Monopolization and Maintenance of Fair Trade for the Maintenance of Basic Services Associated with the Banking Business and General Passenger Vehicle Transportation Business Operators in Local Areas.

May 14, 2021

The Aomori Bank, Ltd. Audit & Supervisory Board

Full-time Audit & Supervisory Committee Member	Akira Nakagawa	[seal]
Audit & Supervisory Committee Member	Norihisa Ishida	[seal]
Audit & Supervisory Committee Member	Toshisada Kushibiki	[seal]
Audit & Supervisory Committee Member	Mie Ishida	[seal]

Note:   Audit & Supervisory Committee Members Norihisa Ishida, Toshisada Kushibiki, and Mie Ishida are outside Directors defined in Article 2, item (xv) and Article 331, paragraph (6) of the Companies Act.